Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated November 20, 2013 (i) with respect to the statements of revenues and certain direct operating expenses of Grove at Waterford for the year ended December 31, 2012, (ii) with respect to the statements of revenues and certain direct operating expenses of Villas at Oak Crest for the year ended December 31, 2012, (iii) with respect to the statements of revenues and certain direct operating expenses of Estates at Perimeter for the years ended December 31, 2012 and 2011, (iv) with respect to the statements of revenues and certain direct operating expenses of North Park Towers for the year ended December 31, 2012, and (v) with respect to the statements of revenues and certain direct operating expenses of Village Green Ann Arbor for the year ended December 31, 2012, all of which are included in this Pre-Effective Amendment No. 1 to Registration Statement on Form S-11 (No. 333-192610) (the “Registration Statement”) and the related prospectus of Bluerock Residential Growth REIT, Inc.  We hereby consent to the use of the aforementioned reports in this Registration Statement and the related prospectus and to the reference to our firm under the caption “Experts.”

/s/ Plante & Moran, PLLC

East Lansing, Michigan

January 9, 2014